EXHIBIT 99.1

                                  SUPPLEMENT TO
                              TERMINATION AGREEMENT

     THIS SUPPLEMENT, made and entered into as of the 7th day of December, 1998, by and between Orphan Medical, Inc., a Minnesota corporation ("Orphan"), and Chronimed, Inc., a Minnesota corporation ("Chronimed").

     WHEREAS, Orphan and Chronimed are parties to a Termination Agreement dated June 27, 1997 (the "Termination Agreement") which was entered into in order to terminate the following previous agreements (collectively the "Agreements"):

     i. Marketing and Distribution Agreement, dated as of July 2, 1994, as amended on December 22, 1995 and June 3, 1996 (dealing with Antizol-Vet(TM) and Elliotts B(TM) Solution) (collectively, the "Distribution Agreement");

     ii. Security Agreement, dated as of July 2, 1994 (the "Security Agreement"); and

     iii. Services Agreement, dated as of July 2, 1994 (the "Services
          Agreement")

     WHEREAS, pursuant to the terms of paragraph 2(a) of the Termination Agreement, Orphan paid $250,000 in cash to Chronimed on the Termination Date.

     WHEREAS, pursuant to the terms of paragraph 2(b) of the Termination Agreement, Orphan issued the following number of shares of Orphan common stock to Chronimed the following dates: 61,178 shares on or about March 31, 1998, 61,878 shares on or about June 30, 1998 and 62,915 shares on or about September 30, 1998, which shares in the aggregate are hereinafter referred to as the "Payment Shares."

     WHEREAS, pursuant to the terms of paragraph 2(c) of the Termination Agreement, Orphan has paid $102,310 in cash to Chronimed (such amount, together with any additional payments made after the date hereof, is referred to as the "Royalty Payments").

     WHEREAS, Orphan wishes to accelerate the issuance of shares of Orphan Medical common stock that would or may otherwise be issuable to Chronimed on December 31, 1998 and March 31, 1999 under the Termination Agreement.

     NOW THEREFORE, in consideration of the premises, the respective commitments and undertakings of Chronimed and Orphan set forth in this agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Orphan and Chronimed hereby agree as follows:

          1. Termination Payments. Orphan hereby agrees to issue and deliver to Chronimed 127,723 unregistered shares of Orphan's common stock, par value $.01 per share (the "Common


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Stock"), which shares shall be issued and delivered on or before December 31,
1998 (the "Prepayment Shares").

     2. Mutual Commitments.

          (a) Within ten (10) days following each sale or disposition by Chronimed of any Payment Shares or any Prepayment Shares, Chronimed shall report to Orphan the aggregate net proceeds (sales proceeds less brokerage fees and commissions and, in block transactions as defined in Rule 10b-18(4) promulgated under the Securities Exchange Act of 1934, market discounts) from each such sale or disposition (the "Net Sales Proceeds").

          (b) If Chronimed has not sold or otherwise disposed of all of the Payment Shares by the close of business on February 11, 1999 or ninety days after the effective date of the registration statement covering such Payment Shares, then the value of any Payment Shares that have not been sold by such time (the "Unsold Payment Shares") shall be determined by in accordance with the terms of the Termination Agreement (the "Unsold Payment Share Value").

          (c) If Chronimed has not sold or otherwise disposed of all of the Prepayment Shares by the close of business on June 30, 1999, then the value of any Prepayment Shares that have not been sold by such time (the "Unsold Prepayment Shares") shall be determined by multiplying the number of Unsold Prepayment Shares by the average last bid prices of the Common Stock on Nasdaq for the last five trading days of June 1999 (the "Unsold Prepayment Share Value").

          (d) If the sum of the aggregate Net Sales Proceeds from the sale of the Prepayment Shares and any Payment Shares (regardless of whether such sale occurred prior to or after the date hereof) plus the Unsold Payment Share Value plus the Unsold Prepayment Share Value plus the aggregate amount of any Royalty Payments is more than $2,250,000, Chronimed shall pay such excess in cash to Orphan within fifteen (15) days after the earlier of (a) the date on which Chronimed receives such excess cash or (b) June 30, 1999.

          (e) If the sum of the Net Sales Proceeds from the sale of Prepayment Shares and any Payment Shares (regardless of whether such sale occurred prior to or after the date hereof) plus the Unsold Payment Share Value plus the Unsold Prepayment Share Value plus the aggregate amount of any Royalty Payments is less than $2,250,000, Orphan shall issue to Chronimed an additional number of shares of its Common Stock in accordance with the terms of the Termination Agreement.

     3. Additional Commitments of Chronimed

          (a) Without the prior consent of Orphan, Chronimed shall not sell more than fifty (50) percent of the total number of Prepayment Shares prior to April 1, 1999.


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          (b) Chronimed agrees that prior to July 1, 1999, it shall not transfer or sell any shares of Orphan Common Stock other than the Prepayment Shares and Payment Shares.

          (c) Prior to July 1, 1999, Chronimed may not sell any Prepayment Shares or Payment Shares to institutional purchasers or others in "block" transactions (as defined in Rule 10b-18(4) promulgated under the Securities Exchange Act of 1934) at discounts from the market price in excess of 5% unless Chronimed shall first give Orphan a reasonable opportunity to purchase such shares at such price.

          IN WITNESS WHEREOF, each of Orphan and Chronimed have caused this Settlement Agreement to be executed and delivered by a duly authorized representative as of the date set forth in the first paragraph.

CHRONIMED, INC.                          ORPHAN MEDICAL, INC.


By  Norman A. Cocke                      By  /s/ John H. Bullion
 Its  Sr. Vice President & CFO            Its  Chief Executive Officer